April 8, 2024

Kumarakulasingam Suriyakumar
2401 Via Diablo
P.O. Box 825
Diablo, CA 94528

Kumarakulasingam Suriyakumar and Rushika A. Suriyakumar, Trustees of The Suriyakumar Revocable Family Trust, dated March 20, 1999, as amended
2401 Via Diablo
P.O. Box 825
Diablo, CA 94528

Dear Mr. Suriyakumar,

You and you as trustee of The Suriyakumar Revocable Family Trust, dated March 20, 1999, as amended (together "you") have informed U.S. Bank National Association ("U.S. Bank", "we" or "us") that a to-be-formed company that will be controlled by you (the "Company") is seeking to obtain financing in connection with its contemplated acquisition (the "Acquisition") of all or substantially all of the equity interests of ARC Document Solutions, Inc., a Delaware corporation (together with its subsidiaries, the "Target"). You, on behalf of the Company, are seeking to obtain a senior secured revolving credit facility and a senior secured term loan credit facility (collectively, the "Facilities"). The proceeds of the funding under the Facilities would be used by the Company as partial consideration for consummation of the Acquisition, to pay the fees and expenses of the Company in connection with the Acquisition, to repay all or substantially all of the Target's and its subsidiaries' existing indebtedness and provide working capital for the Target and its subsidiaries (such transactions together with the Acquisition, the "Transaction"). The amount of the Facilities would be consistent with the model you have provided us for our review and consideration.

Based upon the information that you have provided to us to date, our current understanding of the business, operations, property, condition (financial or otherwise) and prospects of each of you, the Company and the Target, publicly available information, the current market for loans generally and with respect to entities engaged in similar industries and for transactions of this type, and your description to us of the manner in which the Acquisition will be structured and financed, and subject to the foregoing and such other matters as we consider relevant, we are pleased to inform you that, as of the date hereof, we are highly confident that, in connection with the Transaction, the structuring and syndication of the Facilities can be accomplished by us (and/or one of our affiliates, as applicable) as your lead left arranger and the sole book runner for the Facilities. We currently are considering committing to a portion of the proposed Facilities with the understanding that the balance of the Facilities in excess of our contemplated commitment would be required to be obtained from other lenders pursuant to a syndication process to be

mutually agreed upon; provided, that no such commitment or agreement to attempt to syndicate the Facilities is provided hereunder, but instead, in each case, would be provided under documentation mutually acceptable to you and to us.

Should the Acquisition and Facilities be entered into, the ultimate structure, the amounts, interest rates, covenants, terms and conditions of the Acquisition and the Facilities and the documentation therefor will be determined by U.S. Bank in consultation with you, and shall be mutually acceptable to you, the Company and U.S. Bank. The foregoing will be based on market conditions at the time of the arrangement of the Facilities and on the structure and documentation of the Facilities and the Transaction.

Our view above is based on preliminary discussions with you about the Transaction as currently contemplated by you, including our general understanding of the business, tax status, operations, property, condition (financial or otherwise) and prospects of you, the Company and the Target after giving effect to the Transaction. Our view above is also subject to (i) there not occurring or becoming known to us any event, development or circumstance since December 31, 2023 that has had or could reasonably be expected to have a material adverse effect on the business, operations, property, condition (financial or otherwise) or prospects of the Target and its subsidiaries, taken as a whole, or the Company or you, in each case as determined by U.S. Bank in its sole discretion, (ii) our satisfactory completion of due diligence, including but not limited to business, legal, accounting, financial, tax and structural matters as to you, the Company and the Target, which shall include, without limitation, the engagement of an advisory firm reasonably acceptable to us to advise the Company on matters relating to the Acquisition and the receipt of financial projections, which shall provide a detailed assessment of potential cost savings initiatives, in form and substance reasonably acceptable to us, and such investigation not disclosing any facts that would materially alter our current view of you, the Company, the Target or the Acquisition, (iii) our not becoming aware of any information or any other matter affecting you, the Company, the Target or the Acquisition that in our judgment is inconsistent in a material and adverse manner with any such information or other matter disclosed to us prior to the date hereof or could reasonably be expected to materially impair the syndication or structuring of the Facilities, (iv) that, prior to and during the syndication of the Facilities, there shall be no competing offering, placement or arrangement of any debt securities or bank financing and our having reasonable time to syndicate the Facilities with the assistance of you and management of the Company and the Target based on our experience in comparable transactions in comparable markets, (v) our satisfaction with the structure, terms and documentation for the Facilities and the Transaction (including but not limited to minimum equity contribution, minimum EBITDA, pro forma financials (including satisfactory evidence of anticipated cost savings) and the pro forma capital structure (including the commitment, to be obtained, of the existing management team to the Target agreeing to roll its equity into the Company), and pro forma equity and operating liquidity, of the Company and the Target) and execution by you, and any subsidiary used by you to consummate the Acquisition, including the Company, as applicable, of an agreement evidencing the Acquisition that has been approved by you, the Company's and the Target's respective boards of directors or other management bodies and any other parties whose approval is required, and is satisfactory in form and substance to us, (vi) the receipt of all required governmental (including but not limited to any regulatory approvals and/or approvals by the Securities and Exchange Commission) and third party consents and approvals in connection with the Transaction, (vii) our satisfaction (in form and substance) with the structure, terms and documentation of the Transaction

and the Facilities (including offering and syndication materials, credit agreement(s) and other loan documents, which may, subject to good faith negotiations between you and us and clause (ix) below, contain terms substantially consistent with the Summary of Terms and Conditions delivered to you by us on or about the date hereof) based on market conditions at the time of the arrangement of the Facilities, (viii) there not having occurred a material disruption of or material adverse change in financial, banking or capital markets that, in our sole judgment, could materially impair the Transaction or the syndication of any Facilities, (ix) a successful syndication (as determined in our sole discretion) of the commitments to the Facilities, (x) the Acquisition being consummated on a non-hostile basis (which shall include approval by the Target's board of directors and shareholders) and on terms and conditions otherwise acceptable to us in our sole discretion, and (xi) our satisfaction with other customary aspects of these types of financings for acquisitions of this type. Furthermore, our view is based on conditions in financial markets generally, and in particular the loan syndication market, and assumes that there will be no material adverse change in the existing condition in such markets.

As noted above, this letter does not constitute a commitment by U.S. Bank to arrange or provide any loans under any Facilities or any other financing and there can be no assurance that the structuring and syndication of any Facilities will in fact be accomplished. Any such commitment would be made pursuant to one or more written agreements satisfactory to U.S. Bank, in its sole discretion, and after receipt of all necessary internal approvals.

In connection with this letter, we have relied without independent verification upon the accuracy and completeness of all of the information reviewed by us for purposes of this letter. In addition, please note that we do not provide, and nothing herein shall be construed to be, accounting, tax or legal advice.

By your acceptance of this letter, you acknowledge that U.S. Bank may be providing debt financing, equity capital or other services (including financial advisory services) to other companies (including the Target) in respect of which you may have conflicting interests regarding the transactions described herein and otherwise (including the Transaction). By your acceptance of this letter, you also acknowledge that U.S. Bank has no obligation to use in connection with the transactions contemplated by this letter, or to furnish to you, confidential information obtained from other companies, including the Target.

This letter has been delivered to you for your information on a confidential basis and is not to be (i) distributed or disclosed to any other person or entity without U.S. Bank's prior written consent, except as required by law or compulsory legal process (in which case you agree to notify us prior to any such disclosure) or (ii) relied upon by any other person. U.S. Bank consents to the delivery of a copy of this letter to (but, for the avoidance of doubt, not reliance upon this letter by) the Target's board of directors and your financial and legal advisors with a need to know the information contained in this letter, so long as they agree to keep this letter confidential (provided, that the board of directors may disclose this letter in a filing that it determines in its reasonable discretion is required by the U.S. Securities and Exchange Commission or applicable law). Nothing herein, express or implied, is intended or shall confer upon any third party any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this letter.

By your acceptance of this letter, you agree and acknowledge that none of U.S. Bank, its affiliates, and their directors, officers, advisors, agents, and employees (U.S. Bank and each such other entity or person being referred to as a "USB Person") shall have any Liabilities (as defined below) to you, your affiliates, the Company, or your or their respective equity holders for or in connection with this letter or the matters described herein, except to the extent they are found by a final, non-appealable judgment of a court of competent jurisdiction to primarily result from the willful misconduct or gross negligence of such USB Person. In no event shall any USB Person have any Liabilities or be responsible for any special, indirect, consequential or punitive damages incurred by you, your affiliates, the Company or your or their respective equity holders, and, to the extent permitted by applicable law, you agree not to assert any claims against any USB Person with respect to any of the foregoing. As used herein, the term "Liabilities" shall mean any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.

THIS LETTER AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

By your acceptance of this letter, you (a) agree to submit, for yourself and your property, to the exclusive jurisdiction and venue of the United States District Court for the Southern District of New York sitting in the Borough of Manhattan (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the Borough of Manhattan), and any appellate court from any thereof, in any suit, action or proceeding arising out of or relating to this letter or the transactions contemplated hereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding shall be heard and determined in such Federal court or, to the extent such Federal court lacks subject matter jurisdiction, in such New York State court, (b) AGREE TO WAIVE, TO THE FULLEST EXTENT YOU MAY LEGALLY AND EFFECTIVELY DO SO, ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS LETTER, (c) agree to waive, to the fullest extent you may legally and effectively do so, any objection which you may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this letter or the transactions contemplated hereby in any New York State or in any such Federal court, (d) agree to waive, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and (e) agree that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

This letter may be in the form of an electronic record (in ".pdf" form or otherwise) and, subject to the approval of U.S. Bank, may be executed using electronic signatures, which shall be considered as originals and shall have the same legal effect, validity and enforceability as a paper record. This letter may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts shall be one and the same letter. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the parties hereto of a manually signed counterpart of this letter which has been converted into electronic form (such as scanned into ".pdf" format), or, subject to the approval of U.S. Bank, an electronically signed counterpart of this letter converted into another format, for transmission, delivery and/or retention. The words "execution," "signed," "signature," and words

of like import herein shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including E-SIGN, the New York State Electronic Signatures and Records Act, or any other similar state laws based on UETA.

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Very truly yours,

U.S. BANK NATIONAL ASSOCIATION

By: ______________________

Name: Blake Malia
Title: Managing Director

ACCEPTED AND AGREED TO
AS OF THE DATE FIRST ABOVE WRITTEN:

By: ______________________

Kumarakulasingam Suriyakumar

By: ______________________

Kumarakulasingam Suriyakumar, Trustee of The Suriyakumar Revocable Family Trust, dated March 20, 1999, as amended